Exhibit 99.1

PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL INC. (PMI)
HOLDS 2015 ANNUAL MEETING OF SHAREHOLDERS

NEW YORK, May 6, 2015 - Philip Morris International Inc. (NYSE / Euronext Paris: PM) held its 2015 Annual Meeting of Shareholders today. Louis C. Camilleri, Chairman of the Board, addressed shareholders and answered questions. André Calantzopoulos, Chief Executive Officer, gave the business presentation, which included an overview of PMI’s strong momentum, the exciting prospects for its Reduced-Risk Products portfolio and its commitment to returning cash to shareholders.
“2014 was an investment year during which we successfully resolved a number of market-specific challenges, optimized our global manufacturing footprint, launched the new Marlboro 2.0 Architecture and introduced our first Reduced-Risk Product, iQOS,” said Mr. Calantzopoulos.
“Strong business fundamentals, underpinned by the investments made last year, are driving an excellent start to this year,” he continued.
The company reaffirmed its 2015 full-year reported diluted earnings per share (EPS) forecast to be in a range of $4.32 to $4.42, versus $4.76 in 2014, as previously announced on April 16, 2015.
Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $1.15 per share for the full-year 2015, reported diluted EPS are projected to increase by 9% to 11% versus adjusted diluted EPS of $5.02 in 2014. The adjusted diluted EPS of $5.02 in 2014 is calculated as reported diluted EPS of $4.76, plus a $0.26 per share charge related to asset impairment and exit costs.
This forecast includes incremental spending versus 2014 for the deployment of PMI's Reduced-Risk Product, iQOS. The spending, which is skewed towards the second half of the year, will support plans for national expansion in Japan and Italy, as well as pilot or national launches in additional markets, later in 2015. This forecast does not include any share repurchases in 2015. This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
During his presentation, Mr. Calantzopoulos also said: “Our superior brand portfolio, supported by a superb commercial organization, is driving continued market share momentum and a strong pricing variance. This is complemented by our vigorous focus on productivity and cost controls. iQOS is performing above expectations, reinforcing our excitement behind our plans for expansion later this year.”
“We are managing our cash flow prudently and forecast 2015 free cash flow to be broadly in line with last year, despite the currency setback. This should enable us to provide an attractive dividend and yield to our shareholders, while investing behind the business in order to generate long-term growth,” said Mr. Calantzopoulos.
During the Meeting, Mr. Camilleri expressed his gratitude to Carlos Slim Helú, a member of the Board who did not stand for re-election.
Matters put before the Meeting were: the nomination for election of twelve nominees for director named in the company’s proxy statement; the ratification of the selection of PricewaterhouseCoopers SA as independent auditors; the approval on an advisory basis of the compensation of named executive officers as disclosed in the company’s proxy statement; and two shareholder proposals. Final voting results will be included in a Form 8-K that will be filed with the SEC.
An archived copy of the audio webcast of PMI’s Annual Meeting of Shareholders will be available until 5:00 p.m. ET on Thursday, June 4, 2015 at www.pmi.com/webcasts.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce individual risk and population harm; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2015. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with six of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2014, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S., or 28.6% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.

Reduced-Risk Products (“RRPs”) is the term the company uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes. PMI’s RRPs are in various stages of development and commercialization, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking combustible cigarettes. Before making any such claims, we will need to rigorously evaluate the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and approval, as is the case in the U.S. today.